Exhibit 10.1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (the “Agreement”), dated as of March 26th, 2020, by and among iFresh Inc. (the “Purchaser”), Kairui Tong, holder of PRC identification card no. 421202199308200011, a PRC citizen with his residence address at no. No.502, Unit 2, No.32 Guihua Road, Yongan Xianan District Xianning City, Hubei Province (“Mr. Tong”), and Hao Huang, holder of PRC identification card no. 21142119930309621X, a PRC citizen with his residence address at No.17 Zhuxian Tun, Zhuxian Village, Gaodianzi Township, Suizhong County, Liaoning Province(“Mr. Huang”, together with Mr. Tong, the “Sellers”, and each individually a “Seller”) and Hubei Rongentang Wine Co, Ltd., a PRC company, and Hubei Rongentang Herbal Wine Co., Ltd., a PRC company (each a “Company”, collectively the “Companies”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties accordingly agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.2 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.3 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.4 “Business” means the business as set forth in the business license of each Company as of the date hereof.

1.5 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, U.S.A. are authorized to close for business.

1.6 “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which each Company is a party or by which any of its respective assets are bound, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under each Company’s dominion or control.

1.7 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.8 “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity.

1.9 “Equity Interests” means 100% of the outstanding equity interests in each Company.

1.10 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.11 “Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.12 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.13 “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by each Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.14 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.15 “Leases” means the leases with respect to the factories, office buildings, stores, warehouses and parking lots leased by each Company at its location, together with all fixtures and improvements erected on the premises leased thereby.

1.16 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.17 “Material Adverse Change” and “Material Adverse Effect” mean, with respect to the parties hereto, any change, event or effect that individually or when taken together with all other changes, events and effects (financial or otherwise) that have occurred prior to the date of determination, is or is reasonably likely to be material and adverse to the operations, assets, liabilities, business or financial condition of the parties hereto or each Company’s property owned thereby.

1.18 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.19 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; and (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of each Company so encumbered, either individually or in the aggregate, and (C) not resulting from a breach, default or violation by each Company of any Contract or Law.

1.20 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.21 “PRC” means the People’s Republic of China, which for the purposes of this Agreement shall not include Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

1.22 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.23 “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by each Company.

1.24 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by each Company and other tangible property.

1.25 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.26 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.27 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

ARTICLE II

TERMS AND CONDITIONS OF THE PURCHASE AND SALE

2.1 Purchase and Sale.

(a) Sellers hereby agree to sell to the Purchaser, or its assignees, and the Purchaser hereby agrees to acquire from Sellers, the Equity Interests of each Company.

(b) In consideration for the Equity Interests, the Purchaser shall issue 3,852,372 shares of common stock of the Purchaser, par value $0.0001 per share (the “Common Stock”) and 1,000 shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) of the Purchaser (the “Consideration”). The Series B Preferred Stock shall not be convertible into the Purchaser’s Common Stock until such time as the conversion is approved by the Purchaser’s stockholders. Upon approval of the Purchaser’s shareholders, the 1,000 shares of Series B Preferred Stock shall be converted into 3,834,796 shares of Common Stock. The designation, rights, preferences and other terms and provisions of the Series B Preferred Stock are set forth in the Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock attached hereto as Exhibit A (the “Certificate of Designation”)

2.2 Closing. Subject to the terms and conditions of this Agreement, the closing ( the “Closing”) shall take place no later than the second Business Day after all the conditions to the Closing set forth in Article VI have been satisfied or waived (the date and time at which a Closing is actually held being a “Closing Date”). At the Closing:

(a) Sellers shall transfer the Equity Interests in each Company to I Fresh (BVI) Co., Ltd., a British Virgin Islands company (“iFresh BVI”), a wholly owned subsidiary of the Purchaser. Immediately after the Closing, iFresh BVI will have assumed and held all rights and interest in the Equity Interests, and Sellers shall cease to hold any interest in, and shall be deemed to have relinquished all rights and claims with respect to, the Equity Interests; and (ii) iFresh BVI will hold an aggregate of 100% equity interests of each Company.

(b) The Purchaser shall deliver the Consideration to Sellers.

2.3 Approval and Registration.

(a) Execution of Application Documents. Each party shall, at its own cost, execute and prepare all such documents as may be required of such party by applicable Laws of the PRC in connection with securing

Government Approvals (as defined below) for the transactions contemplated hereunder (the “Application Documents”), including, without limitation, executing and delivering an amended and restated articles of association of each Company of the even date herewith (the “Amended Articles”).

(b) Submission for Approval. Promptly after execution of this Agreement, and in any event within ten (10) Business Days after the Application Documents are complete and ready, each Company shall, and Sellers shall jointly cause each Company to, submit the Application Documents and such other documents as the relevant Authority in the PRC may require to such relevant Authority for examination and approval of the transfer of the Equity Interests.

(c) Amendment of Registration. Within five (5) Business Days of each Company’s receipt of an approval from the examination and approval Authority, each Company shall, and Sellers shall procure each Company to, register with the Administration of Industry and Commerce (“AIC”), or any equivalent government Authority in the PRC (i) the transfer of the Equity Interests, (ii) the Amended Articles of each Company. Each Company shall, and Sellers shall procure each Company to, obtain from the Authority in the PRC an updated business license for each Company reflecting the completion of the transfer of the Equity Interests as soon as practicable after the date hereof.

2.4 Transfer Taxes.

(a) All income tax and withholding tax incurred by Sellers in relation to the transfer of the Equity Interests and the transaction contemplated hereunder (the “Transfer Taxes”) shall be borne by Sellers.

(b) Promptly after the date hereof, Sellers shall file appropriate Tax Returns and other required documents, which shall have been approved by Purchaser in writing in advance, with the competent tax Authority in order to determine the amount of the Transfer Taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANIES

Each of Sellers and the Companies hereby,jointly and severally, represents and warrants to Purchaser that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date.

3.1 Corporate Existence and Power. Each Company is a corporation duly organized, validly existing and in good standing under the Laws of the PRC. Each Company has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. Each Company is duly qualified to transact the Business. Each Company has offices located only at the addresses set forth on Schedule 3.1. Each Company has not taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

3.2 Each Seller is of sound mind, has the necessary legal capacity to perform his obligations hereunder, and has entered into this Agreement of his own will and understands the nature of the obligations to be assumed by him.

3.3 Authorization. The execution, delivery and performance by each Company of this Agreement and the consummation by each Company of the transactions contemplated hereby are within the corporate powers of each Company and have been duly authorized by all necessary action on the part of each Company. This Agreement constitutes, upon its execution and delivery, a valid and legally binding agreement of each Company enforceable against each Company in accordance with its terms.

3.4 Governmental Authorization. Neither the execution, delivery nor performance by each Company of the Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority requiring a consent, approval, authorization, order or other action of or filing with any Authority as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Governmental Approval”).

3.5 Non-Contravention. None of the execution, delivery or performance by each Company of the Agreement does or will (a) contravene or conflict with the organizational or constitutive documents of each Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to each Company, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of each Company or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which each Company is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon each Company or by which any of each Company Common Stock or any of each Company’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien on any of each Company Common Stock (as defined below) or any of each Company’s assets, (e) cause a loss of any material benefit relating to the Business to which each Company is entitled under any provision of any Permit or Contract binding upon each Company, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of each Company’s assets.

3.6 Company’s Shareholding Structure.

(a) Schedule 3.6 sets forth the correct basic particulars of each Company as of the date hereof, including without limitation, the registered capital amount, shareholding structure of each Company, the nature of legal entity each Company constitutes, and the jurisdiction in which each Company was organized and exists.

(b) Each Company has no subsidiary, nor does it own or Control, directly or indirectly, any interest in any other Person. Except as set forth in Schedule 3.6, each Company maintains no offices or any branches, nor is it a participant in any joint venture, partnership or similar arrangement.

(c) Sellers hold good and valid title to the Equity Interests, free and clear of all Encumbrances. There are no outstanding options, warrants, rights (including conversion or pre-emptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire any part of the equity of each Company, or to compel each Company to increase or decrease its registered capital.

(d) The full amount of the registered capital of each Company has been timely contributed and in compliance with all applicable Laws of the PRC, such contribution has been duly verified by a certified accountant registered in the PRC and the accounting firm employing such accountant, and the report of the certified accountant evidencing such verification has been registered with the AIC or any equivalent Authority in the PRC.

3.7 Certificate of Formation. Copies of (a) the certificate of incorporation of each Company, or any equivalent documents, as certified by the Authority, and (b) the bylaws of each Company, or any equivalent documents, certified by the secretary of each Company, have heretofore been made available to Purchaser, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Each Company has not taken any action in violation or derogation of its certificate of incorporation or bylaws.

3.8 Corporate Records. All proceedings of the board of directors, including committees thereof, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of each Company. The stock ledgers and stock transfer books of each Company are complete and accurate. The stock ledgers and stock transfer books and minute book records of each Company relating to all issuances and transfers of stock by each Company, and all proceedings of the board of directors, including committees thereof, and stockholders of each Company have been made available to Purchaser, and are the original stock ledgers and stock transfer books and minute book records of each Company or true, correct and complete copies thereof.

3.9 Third Parties. Other than Sellers, each Company is not Controlled by any Person and, other than the Persons listed on Schedule 3.9(a), each Company is not in Control of any other Person. Except as set forth on Schedule 3.9, to each Company’s knowledge, no Key Personnel (as set forth on Schedule 3.9(b)) (a) engage in any business, except through each Company, or are employees of or provide any service for compensation to, any other business concern or (b) own any equity security of any business concern, except for publicly traded securities not in excess of 5% of the issued and outstanding securities with respect to such publicly traded securities. Schedule 3.9(a) sets forth a complete and accurate list of the Affiliates of each Company and the ownership interests in the Affiliate of each Company.

3.10 Assumed Names. Schedule 3.10 is a complete and correct list of all assumed or “doing business as” names currently or used by each Company, including names on any websites. Each Company has not used any name other than the names listed on Schedule 3.10 to conduct the Business. Each Company has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

3.11 Subsidiaries.

Each Company does not currently own and has not owned directly or indirectly, securities or other ownership interests in any other entity. Each Company owns 100% of the issued and outstanding capital stock and securities of each Person listed on Schedule 3.11. None of each Company or any of its Subsidiaries is a party to any agreement relating to the formation of any joint venture, association or other entity.

3.12 Consents. The Contracts listed on Schedule 3.12 are the only Contracts binding upon each Company or by which any of each Company Common Stock or any of each Company’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (each of the foregoing, a “Company Consent”).

3.13 Financial Statements.

(a) Schedule 3.13 includes the audited consolidated financial statements of each Company as of December 31st, 2019 (collectively, the “Financial Statements” and the balance sheet as of December 31st, 2019 included therein, the “Balance Sheet”).

(b) The Financial Statements are complete and accurate and fairly present, in conformity with generally accepted accounting principles in the PRC applied on a consistent basis, the financial position of each Company as of the dates thereof and the results of operations of each Company for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of each Company; (ii) were prepared on an accrual basis in accordance with generally accepted accounting principles in the PRC consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of each Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to each Company with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against on the Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Balance Sheet, there are no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to each Company. All debts and liabilities, fixed or contingent, which should be included under general, accepted accounting principles in the PRC on the Balance Sheet are included therein.

(d) The balance sheet included in the Financial Statements accurately reflects the outstanding Indebtedness of each Company as of the date thereof. Except as set forth on Schedule 3.13, each Company does not have any Indebtedness.

(e) All financial projections delivered by or on behalf of each Company to Purchaser with respect to the Business were prepared in good faith using assumptions that each Company believes to be reasonable and each Company is not aware of the existence of any fact or occurrence of any circumstances that is reasonably likely to have an Material Adverse Effect.

3.14 Books and Records. Each Company shall make all Books and Records of each Company available to Purchaser for its inspection and shall deliver to Purchaser complete and accurate copies of all documents referred to in the Schedules to this Agreement or that Purchaser otherwise has requested within 30 days from the date hereof. All Contracts, documents, and other papers or copies thereof delivered to Purchaser by or on behalf of each Company are accurate, complete, and authentic.

(a) The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by each Company. Each Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by each Company, as permitted by applicable accounting principles;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) All accounts, books and ledgers of each Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Each Company does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of each Company and which is not located at the relevant office.

3.15 Absence of Certain Changes. Since December 31st, 2019 (the “Balance Sheet Date”), each Company has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, since the Balance Sheet Date, there has not been:

(a) any Material Adverse Effect or any material diminishment in the value to Purchaser of the transactions contemplated hereby;

(b) any transaction, Contract or other instrument entered into, or commitment made, by each Company relating to the Business, or any of each Company’s assets (including the acquisition or disposition of any assets) or any relinquishment by each Company of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in each Company; (ii) any issuance by each Company of shares of capital stock or other equity interests in each Company, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by each Company of any outstanding shares of capital stock or other equity interests;

(d) (i) any creation or other incurrence of any Lien other than Permitted Liens on each Company Common Stock or any of each Company’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by each Company;

(e) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of each Company;

(f)   increased benefits payable under any existing severance or termination pay policies or employment agreements; entered into any employment, deferred compensation or other similar agreement (or amended any such existing agreement) with any director, officer, manager or employee of each Company; established, adopted or amended (except as required by law) any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, manager or employee of each Company; or increased any compensation, bonus or other benefits payable to any director, officer, manager or employee of each Company, other than increases to non-officer employees in the ordinary course of business consistent with past practices;

(g) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of each Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of each Company;

(h) any sale, transfer, lease to others or otherwise disposition of any of its assets by each Company except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(i) (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by each Company, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by each Company under any Material Contract, or any material license or material permit from any Authority held by each Company;

(j) any capital expenditure by each Company in excess in any fiscal month of an aggregate of $50,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed $100,000 in the aggregate by each Company;

(k) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to each Company or its property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to each Company or its property;

(l) any loan of any monies to any Person or guarantee of any obligations of any Person by each Company;

(m) except as required by applicable accounting principles, any change in the accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) of each Company or any revaluation of any of the assets of each Company;

(n) any amendment to each Company’s organizational documents, or any engagement by each Company in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(o) any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person;

(p) any material Tax election made by each Company outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by each Company; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by each Company; any annual Tax accounting period changed by each Company; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by each Company; or any right to claim a material Tax refund surrendered by each Company; or

(q) any commitment or agreement to do any of the foregoing.

Since the Balance Sheet Date through and including the date hereof, each Company has not taken any action nor has any event occurred which would have violated the covenants of each Company set forth in Section 5.2 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.

3.16 Properties; Title to each Company’s Assets.

(a) The items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(b) Schedule 3.16 sets forth a description and location of each item of the Tangible Personal Property, as of a date within five days of the date of this Agreement. All of the Tangible Personal Property is located at the office of each Company.

(c) Each Company has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Balance Sheet or acquired after the Balance Sheet Date. No such asset is subject to any Liens other than Permitted Liens. Each Company’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for each Company to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

3.17 Litigation. There is no Action (or any basis therefore) pending against, or to the best knowledge of each Company, threatened against or affecting, each Company, any of its officers or directors, the Business, or any capital stock or any of each Company’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. There are no outstanding judgments against each Company. Each Company is not, and has not been subject to any proceeding with any Authority.

3.18 Contracts.

(a) Schedule 3.18(a) lists all material Contracts, oral or written (collectively, “Material Contracts”) to which each Company is a party and which are currently in effect and constitute the following:

(i)    all Contracts that require annual payments or expenses by, or annual payments or income to, each Company of $100,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by each Company in excess of $100,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of each Company or other Person, under which each Company (A) has continuing obligations for payment of annual compensation of at least $100,000 (other than oral arrangements for at-will employment), (B) has severance or post termination obligations to such Person, or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of each Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which each Company is a party;

(v) all Contracts relating to any acquisitions or dispositions of assets by each Company;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than “shrink wrap” licenses;

(vii) all Contracts relating to secrecy, confidentiality and nondisclosure agreements restricting the conduct of each Company or substantially limiting the freedom of each Company to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of each Company;

(ix) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by each Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x) all Contracts with or pertaining to each Company to which any 10% stockholder is a party;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which each Company holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $100,000 per month;

(xii) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xiii) any Contract relating to the voting or control of the equity interests of each Company or the election of directors of each Company (other than the Organizational Documents of each Company);

(xiv) any Contract not cancellable by each Company with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to each Company in excess of $100,000 per the terms of such contract;

(xv) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement to which each Company is a party; and

(xvi) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b) Each Contract is a valid and binding agreement, and is in full force and effect, and neither each Company nor, to best knowledge of each Company, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. Each Company has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of each Company’s assets. No Contract (i) requires each Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates. Each Company shall, within 30 days of the date hereof, provide to Purchaser true and correct (A) fully executed copies of each written Material Contract and (B) written summaries of each oral Material Contract.

(c) None of the execution, delivery or performance by each Company of this Agreement to which each Company is a party or the consummation by each Company of the transactions contemplated hereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of each Company or to a loss of any material benefit to which each Company is entitled under any provision of any Material Contract.

(d) Each Company is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

3.19 Insurance. Schedule 3.19 contains a true, complete and correct list (including the names and addresses of the insurers, the names of the Persons if other than each Company to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief identification of the nature of the policy) of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of each Company or its employees (other than self-obtained insurance policies by such employees). Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and each Company has not received any notice of cancellation or termination in respect of any such policy or default thereunder. Each Company believes such insurance policies, in light of the nature of each Company’s Business, assets and properties, are in amounts and have coverage that are reasonable and customary for Persons engaged in such business and having such assets and properties. Neither each Company, nor, to the knowledge of each Company, the Person to whom such policy has been issued, has received notice that any insurer under any policy referred to in this Section 3.19 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Each Company has not filed for any claims exceeding $200,000 against any of its insurance policies, exclusive of automobile and health insurance policies. Each Company has not received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future, and does not have any reason to believe that any insurance coverage listed on Schedule 3.19 will not be available in the future on substantially the same terms as now in effect.

3.20 Licenses and Permits. Schedule 3.20 correctly lists each license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 3.20, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consents have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Each Company has all Permits necessary to operate the Business.

3.21 Compliance with Laws. Each Company is not in violation of, has not violated, and is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and each Company has not received any subpoenas by any Authority.

Without limiting the foregoing paragraph, each Company is not in violation of, has not violated, and to the best knowledge of each Company is not under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(i) any Law applicable due to the specific nature of the Business;

(ii) the Foreign Corrupt Practices Act of 1977 (§§78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”);

(iii) any comparable or similar Law of any jurisdiction; or

(iv) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

No permit, license or registration is required by each Company in the conduct of the Business under any of the Laws described in this Section 3.21.

3.22 Intellectual Property.

(a) Schedule 3.22 sets forth a true, correct and complete list of all Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

(b) Each Company has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and each Company has no knowledge of any other claim of infringement by each Company, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of each Company.

(c) The current use by each Company of the Intellectual Property Rights does not infringe, and the use by each Company of the Intellectual Property Rights after the Closing will not infringe, the rights of any other Person. Any Intellectual Property Rights used by each Company in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by each Company and no client, customer or other third-party has any claim of ownership on the Intellectual Property Rights.

(d) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of each Company or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which each Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of each Company (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e) None of the execution, delivery or performance by each Company of this Agreement to which each Company is a party or the consummation by each Company of the transactions contemplated hereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by each Company immediately prior to the Closing to not be owned, licensed or available for use by each Company on substantially the same terms and conditions immediately following the Closing.

(f)   Each Company has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by each Company or otherwise used in the operation of the Business.

3.23 Customers and Suppliers. No supplier or customer of each Company has (i) terminated its relationship with each Company, (ii) materially reduced its business with each Company or materially and adversely modified its relationship with each Company, (iii) notified each Company in writing of its intention to take any such action, or (iv) to the Knowledge of each Company, become insolvent or subject to bankruptcy proceedings.

3.24 Accounts Receivable and Payable; Loans.

(a) All accounts receivable and notes of the Company reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by each Company in the ordinary course of business consistent with past practice. The accounts payable of each Company reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) There is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. To the best of each Company’s knowledge, all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c) The information set forth on Schedule 3.24(c) separately identifies any and all accounts, receivables or notes of each Company which are owed by any Affiliate of each Company. Except as set forth on Schedule 3.24(c), each Company is not indebted to any of its Affiliates and no Affiliates are indebted to each Company.

3.25 Pre-payments. Each Company has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

3.26 Employees.

(a) Schedule 3.26(a) sets forth a true, correct and complete list of the ten (10) highest paid employees and independent contractors of each Company as of the date hereof, including the name, department, title, employment or engagement commencement date, current salary or compensation rate for each such person and total compensation (including bonuses) paid to each such person as of the date hereof. Unless indicated in such list, no salaried employee or independent contractor included in such list (i) is currently on leave, (ii) has given written notice of his or her intent to terminate his or her relationship with each Company, or (iii) has received written notice of such termination from each Company. No salaried employee or independent contractor (but specifically excluding all account executives) of each Company that earned an aggregate amount of compensation in excess of $100,000 as of the date hereof intends to terminate his or her relationship with each Company within six (6) months following the Closing Date. Schedule 3.26(a) sets forth all proceedings, governmental investigations or administrative proceedings of any kind against each Company of which each Company has been notified regarding its employees or employment practices, or operations as they pertain to conditions of employment.

(b) Each Company is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of each Company, non-competition agreement restricting the activities of each Company, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of each Company.

(c) There are no pending or, to the knowledge of each Company, threatened claims or proceedings against each Company under any worker’s compensation policy or long-term disability policy.

(d) Except as would not have a Material Adverse Effect, each Company has properly classified all of its employees as exempt or non-exempt.

3.27 Employment Matters.

(a) Schedule 3.27(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of each Company now in effect or under which each Company has or might have any obligation, or any understanding between each Company and any employee concerning the terms of such employee’s employment that does not apply to each Company’s employees generally (collectively, “Labor Agreements”). Each Company has previously delivered to Purchaser true and complete copies of each such Labor Agreement, any employee handbook or policy statement of each Company, and complete and correct information concerning each Company’s employees, including with respect to the (i) name, residence address, and social security number; (ii) position; (iii) compensation; (iv) vacation and other fringe benefits; (v) claims under any benefit plan; and (vii) resident alien status (if applicable). Schedule 3.27(a) sets forth a true and complete list of the names, addresses and titles of the directors, officers and managers of each Company.

(b) Except as disclosed on Schedule 3.27(b):

(i) all employees of each Company are employees at will, and the employment of each employee by each Company may be terminated immediately by each Company, as applicable, without any cost or liability except severance in accordance with each Company’s standard severance practice as disclosed on Schedule 3.27(b);

(ii) to the best knowledge of each Company, no employee of each Company has any plan to terminate his or her employment now or in the near future, whether as a result of the transactions contemplated hereby or otherwise;

(iii)   to the best knowledge of each Company, no employee of each Company, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(iv) each Company is not a party to any collective bargaining agreement, does not have any material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of each Company.

(c) Each Company has complied in all material respects with all Labor Agreements and all applicable laws relating to employment or labor. There is no legal prohibition with respect to the permanent residence of any employee of each Company in the United States or his or her permanent employment by each Company. No present or former employee, officer, director or manager of each Company has, or will have at the Closing Date, any claim against each Company for any matter including for wages, salary, or vacation or sick pay, or otherwise under any Labor Agreement. All accrued obligations of each Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by each Company to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals therefor have been made.

3.28 Withholding. All obligations of each Company applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by each Company to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. All reasonably anticipated obligations of each Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by each Company prior to the Closing Date.

3.29 Employee Benefits and Compensation.

(a) Schedule 3.29 sets forth a true and complete list of each employee benefit plan, bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by each Company at any time during the period immediately preceding the date hereof and/or with respect to which each Company could incur or could have incurred any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”). Each Plan is and has been maintained in substantial compliance with all applicable laws, and has been administered and operated in all material respects in accordance with its terms.

(b) There is no unfunded non-tax-qualified Plan which provides a pension or retirement benefit.

(c) Each Company has not made any commitment to create or cause to exist any employee benefit plan which is not listed on Schedule 3.29, or to modify, change or terminate any Plan (other than as may be necessary for compliance with applicable Laws).

(d) With respect to each Plan, each Company has delivered or caused to be delivered to Purchaser and its counsel true and complete copies of the following documents, as applicable, for each respective Plan: (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the three most recently prepared financial statements; and (v) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

3.30 Real Property.

(a) Except as set forth on Schedule 3.30, each Company does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. Each Company has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 3.30, free and clear of all Liens. Each Company has not breached or violated any local zoning ordinance, and no notice from any Person has been received by each Company or served upon each Company claiming any violation of any local zoning ordinance.

(b) With respect to the Leases: (i) they are valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessees have been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessees’ obligations thereunder have been granted by the lessors; (v) there exists no default or event of default thereunder by each Company or, to each Company’s knowledge, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by each Company thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. Each Company holds the leasehold estate on the Leases free and clear of all Liens, except for Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by each Company is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Property. Each Company is in physical possession and actual and exclusive occupation of the whole of the leased properties, none of which are subleased or assigned to another Person. The Leases lease all useable square footage of the premises located at the leased Real Property locations. Each Company does not owe any brokerage commission with respect to any Real Property.

3.31 Accounts. Schedule 3.31 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of each Company, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

3.32 Tax Matters.

(a) (i) Each Company has duly and timely filed all Tax Returns which are required by applicable Laws of the PRC to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed or, to the best knowledge of each Company, threatened, with respect to Taxes of each Company or for which a Lien may be imposed upon any of each Company’s assets and, to the best of each Company’s knowledge, no basis exists therefor; (v) no statute of limitations in respect of the assessment or collection of any Taxes of each Company for which a Lien may be imposed on any of each Company’s assets has been waived or extended, which waiver or extension is in effect; (vi) each Company has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by each Company; (vii) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed with respect to or as a result of any transaction contemplated by this Agreement; (viii) there is no Lien for Taxes upon any of the assets of each Company; (ix) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement, with respect to each Company; (x) no claim has ever been made by a Taxing Authority in a jurisdiction where each Company has not paid any Tax or filed Tax Returns, asserting that each Company is or may be subject to Tax in such jurisdiction; (xi) each Company has provided to Purchaser true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after the Balance Sheet Date; (xii) there is no outstanding power of attorney from each Company authorizing anyone to act on behalf of each Company in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of each Company; (xiii) each Company is not, and has ever been, a party to any Tax sharing or Tax allocation Contract; (xiv) each Company is and has never been included in any consolidated, combined or unitary Tax Return; (xv) to the knowledge of each Company, no issue has been raised by a Taxing Authority in any prior Action relating to each Company with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of each Company for any other period; (xvi) each Company has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; and (xvii) each Company is not and has not been treated as a foreign corporation for U.S. federal income tax purposes.

(b) The unpaid Taxes of each Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each Company in filing its Tax Return.

3.33 Environmental Laws.

(a) Each Company has not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of each Company, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Each Company has delivered to Purchaser all material records in its possession concerning the Hazardous Materials Activities of each Company and all environmental audits and environmental assessments in the possession or control of each Company of any facility currently owned, leased or used by each Company which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by each Company.

(c) There are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by each Company such as could give rise to any material liability or corrective or remedial obligation of each Company under any Environmental Laws.

3.34 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of each Company or any of Affiliates who might be entitled to any fee or commission from Purchaser or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

3.35 Powers of Attorney and Suretyships. Each Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

3.36 Directors and Officers. Schedule 3.36 sets forth a true, correct and complete list of all directors and officers of each Company.

3.37 Other Information. Neither this Agreement nor any of the documents or other information made available to Purchaser or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Purchaser’s due diligence review of the Business, each Company Common Stock, each Company’s assets or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. Each Company has provided Purchaser with all requested material information regarding the Business.

3.38 Certain Business Practices. Neither each Company, nor any director, officer, agent or employee of each Company (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither each Company, nor any director, officer, agent or employee of each Company (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of each Company) has, since December 30, 2014, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder each Company or assist each Company in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had a Material Adverse Effect on each Company, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of each Company or that could reasonably be expected to subject each Company to suit or penalty in any private or governmental litigation or proceeding.

3.39 Money Laundering Laws. The operations of each Company are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving each Company with respect to the Money Laundering Laws is pending or, to the knowledge of each Company, threatened.

3.40 OFAC. Neither each Company, nor any director or officer of each Company (nor, to the knowledge of each Company, any agent, employee, affiliate or Person acting on behalf of each Company) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and each Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.41 Not an Investment Company. Each Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers and the Companies that:

4.1 Corporate Existence and Power. Purchaser is a company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

4.2 Corporate Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate action on the part of the Purchaser, including each of the Purchaser Parties’ board of directors to the extent required by the its organizational documents, any other applicable Law or any contract to which Purchase or any of its shareholders is a party or by which or its securities are bound. This Agreement has been duly executed and delivered by each Purchaser and it constitutes a valid and legally binding agreement of Purchaser, enforceable against it in accordance with its terms.

4.3 Governmental Authorization. Other than as required under Delaware Law, or as otherwise set forth on Schedule 4.3, neither the execution, delivery nor performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

4.4 Non-Contravention. The execution, delivery and performance by the Purchaser of this Agreement do not and will not contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser.

4.5 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser or its Affiliates who might be entitled to any fee or commission from each Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

5.1 Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable under applicable laws, to consummate and implement expeditiously the transaction contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transaction contemplated by this Agreement.

5.2 Conduct of the Business.

(a) From the date hereof through the Closing Date, each Company shall conduct the Business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of Purchaser, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without Purchaser’s prior written consent (which shall not be unreasonably withheld), each Company shall not:

(i) amend, modify or supplement its certificate of incorporation and bylaws or other organizational or governing documents;

(ii) make any capital expenditures in excess of $100,000 (individually or in the aggregate);

(iii) sell, lease, license or otherwise dispose of any of each Company’s assets except (1) pursuant to existing contracts or commitments disclosed herein and (2) sales of inventory in the ordinary course consistent with past practice;

(iv) accept returns of products sold from inventory except in the ordinary course, consistent with past practice;

(v) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any stockholder of each Company;

(vi) suffer or incur any lien on each Company’s assets;

(vii) suffer any damage, destruction or loss of property related to any of each Company’s assets, whether or not covered by insurance;

(viii) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(ix) suffer any insurance policy protecting any of each Company’s assets to lapse;

(x) make any change in its accounting principles or methods or write down the value of any inventory or assets;

(xi) change the place of business or jurisdiction of organization of each Company;

(xii) extend any loans other than travel or other expense advances to employees in the ordinary course of business not to exceed $10,000 individually or $50,000 in the aggregate;

(xiii) issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock;

(xiv) effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers;

(xv) make or change any material tax election or change any annual tax accounting periods; or

(xvi) agree to do any of the foregoing.

(b) Each Company shall (i) take or agree to take any action that might make any representation or warranty of each Company inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

5.3 Access to Information.

(a) From the date hereof until and including the Closing Date, each Company shall, to the best of its ability, (i) continue to give the Purchaser, its legal counsel and other representatives full access to the offices, properties and, books and records, (ii) furnish to the Purchaser, its legal counsel and other representatives such information relating to the Business as such Persons may request and (iii) cause the employees, legal counsel, accountants and representatives of each Company to cooperate with Purchaser in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by each Company and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of each Company.

5.4 Lock-up. For a period commencing on the date hereof and ending on the 180th day after the conversion of Series B Preferred Stock (the “Lock-Up Period”), each Seller agrees that he will not, without the prior written consent of the Purchaser, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of the Purchaser’s Common Stock or any securities convertible into, or exercisable or exchangeable, for shares of Common Stock of the Company (whether such shares or any such securities are now owned or hereafter acquired) or publicly disclose the intention to make any such offer, pledge, sale, contract to sell, contract to purchase, purchase, disposition or filing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of capital stock of the Company.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions: (a) no provision of any applicable Laws, and no judicial order, shall prohibit or impose any condition on the consummation of the Closing, and (b) there shall not be any pending action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

6.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Closing are subject to the satisfaction, or the waiver at the Purchaser’s discretion, of the following further conditions:

(a) Each Seller and each Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) All of the representations and warranties of Sellers and each Company contained in this Agreement and in any certificate or other writing delivered by Sellers or each Company pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date.

(c) Purchaser shall have received a certificate signed by Sellers and an authorized officer of each Company to the effect set forth in clauses (a) and (b) of this Section 6.2.

(d) Each Company shall have delivered to (i) the Purchaser each Company’s shareholder register with an official corporate seal, evidencing that the iFresh BVI’s name has been duly entered as a holder of the Equity Interests, and (ii) an investment certificate with an official corporate seal affixed thereto evidencing the iFresh BVI’s ownership of the Equity Interests immediately after the Closing.

(e) All approval and registration formalities as set forth in Section 2.3 hereof shall have been completed, and shall be in full force and effect as of the Closing Date, and each Company shall have provided to Purchaser certified true copies of such approval and registration documents.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification of Sellers. Purchaser hereby agrees to indemnify and hold harmless each Seller, each of his Affiliates and each of his partners, employees, attorneys and agents and permitted assignees (the “Seller Indemnitees”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Seller Indemnitee as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Purchaser contained herein or any certificate or other writing delivered pursuant hereto.

7.2 Indemnification of Purchaser. Each Seller hereby agrees to indemnify and hold harmless Purchaser, each of its Affiliates, and each of their members, managers, partners, directors, officers, employees, attorneys and agents and permitted assignees (the “Purchaser Indemnitees”) against and in respect of any Losses incurred or sustained by any Purchaser Indemnitee as a result of any breach, inaccuracy or nonfulfillment or the alleged breach, of any of the representations, warranties and covenants of Sellers or each Company contained herein or in any certificate or other writing delivered pursuant hereto.

7.3 Indemnification Procedures. The following procedures shall apply with respect to all claims by either a Seller Indemnitee or a Purchaser Indemnitee (an “Indemnified Party”) for indemnification:

(a) An Indemnified Party shall give the Purchaser or Sellers, as applicable, prompt notice (an “Indemnification Notice”) of any third-party action with respect to which such Indemnified Party seeks indemnification pursuant to Section 7.1 or 7.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 7.1 or 7.2, except to the extent such failure materially and adversely affects the ability of Purchaser or Sellers, as applicable (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

(b) In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 7.1 or 7.2 are applicable to such action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such action pursuant to the terms of Section 7.1 or 7.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

(c) If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 7.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d) If the Indemnifying Parties elect to assume the defense of any Third- Party Claim pursuant to Section 7.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (i) that part of any Third Party Claim (x) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (y) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (ii) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e) If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 7.1 or 7.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

7.4 Periodic Payments. Any indemnification required by Section 7.1 or 7.2 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any action shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

7.5 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

7.6 Survival of Indemnification Rights. The representations and warranties of Purchaser, each Company and Sellers shall survive for a twelve (12) month period following the Closing.

ARTICLE VIII

TERMINATION

8.1 Termination Upon Default.

(a) Sellers may terminate this Agreement by giving notice to the Purchaser on or prior to the Closing Date, without prejudice to any rights or obligations Sellers may have, if Purchaser shall have materially breached any representation or warranty or breached any agreement or covenant contained herein on or prior to the Closing Date, and in either case, such breach is not cured within ten (10) days following receipt by the Purchaser of a notice describing in reasonable detail the nature of such breach.

(b) The Purchaser may terminate this Agreement by giving notice to Sellers, without prejudice to any rights or obligations Purchaser or Company may have, if Sellerssshall have materially breached any of their covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by ten (10) days following receipt by Sellers of a notice describing in reasonable detail the nature of such breach.

(c) In the event this Agreement is terminated by Sellers pursuant to Section 8.1(a), Purchaser shall be responsible for paying all of its own expenses and those of Sellers and each Company incurred in connection with this Agreement.

(d) In the event this Agreement is terminated by the Purchaser pursuant to Section 8.1(b), Sellers shall be responsible for paying all of its own expenses and the expenses of Purchaser incurred in connection with this Agreement.

8.2 Survival. This Article VIII shall survive any termination hereof.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Purchaser, to:

iFresh Inc.

2-39 54th Avenue

Long Island City, NY 11101

Attention: Long Deng

Telecopy: 718-706-1586

if to Sellers, to:

Kairui Tong

Hao Huang

Attn: [__________]

Fax: [__________]

if to Companies, to:

Hubei Rongentang Wine Co., Ltd.

No.5 Yongan East Road Xianan District Xianning City Hubei

Attn: Kairui Tong

Fax: 0715-8062998

Hubei Rongentang Herbal Wine Co., Ltd.

No.5 Yongan East Road Xianan District Xianning City Hubei

Attn: Kairui Tong

Fax: 0715-8062998

9.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, or terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

9.3 Arms’ Length Bargaining; no Presumption Against Drafter. This Agreement has been negotiated at arms-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

9.4 Publicity. Except as required by law, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

9.5 Expenses. Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

9.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

9.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the state of New York, without giving effect to the conflict of laws principles thereof.

9.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

9.9 Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, warranty or agreement of any person in entering into this Agreement, prior or contemporaneous, except those expressly stated herein.

9.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

9.11 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by party.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

9.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

9.13 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, Sellers, Purchaser and the Companies have each caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLERS:
/s/ Kairui Tong
Kairui Tong

/s/ Hao Huang
Hao Huang

PURCHASER:
iFresh Inc.

	By:	/s/ Long Deng
Name: Long Deng
Title: CEO
COMPANIES:
Hubei Rongentang Wine Co., Ltd.

By:
Name:
Title:
(with corporate seal)

Hubei Rongentang Herbal Wine Co., Ltd.

By:
Name:
Title:
(with corporate seal)

Exhibit A

Certificate of Designation of

the Relative Rights and Preferences of the Series B Convertible Preferred Stock

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the
Delaware General Corporation Law

Pursuant to the authority granted to and vested in the Board of Directors of iFresh Inc., a Delaware corporation (the “Corporation”) by the provisions of its Certificate of Incorporation (the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), its Board of Directors has duly adopted the following resolutions effective as of [__________], 2020, for accounting purposes only (the “Effective Date”) creating the Series B Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article Fifth of the Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series B Convertible Preferred Stock, to consist of a maximum of 1,000 shares, par value $0.0001 per share, of which the preferences and relative and other rights and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Certificate of Incorporation) as follows:

1. Number and Designation. One Thousand (1,000) shares of the Preferred Stock of the Corporation shall be designated as Series B Convertible Preferred Stock (the “Series B Preferred”).

2. Rank. The Series B Preferred shall, with respect to dividend rights, redemption rights and rights upon Liquidation, rank (a) senior and prior to all classes or series of common stock of the Corporation, including the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), and each other class or series of Capital Stock of the Corporation, the terms of which provide that such class or series shall rank junior to the Series B Preferred, (b) junior to each class or series of Capital Stock of the Corporation, the terms of which provide that such class or series shall rank senior or prior to the Series B Preferred, if any, and (c) on a parity with each class or series of Capital Stock of the Corporation, the terms of which provide that such class or series shall rank on a parity with the Series B Preferred, if any. All equity securities of the Corporation to which the Series B Preferred ranks senior and prior (whether with respect to dividends, redemption, or upon Liquidation or otherwise), including the Common Stock, and any rights or options exercisable or convertible therefor, are collectively referred to herein as the “Junior Securities.” All equity securities of the Corporation with which the Series B Preferred ranks on a parity (whether with respect to dividends, redemption or upon Liquidation), if any, and any rights or options exercisable or convertible therefor, are collectively referred to herein as the “Parity Securities.” All equity securities of the Corporation to which the Series B Preferred ranks junior (whether with respect to dividends, redemption or upon Liquidation or otherwise), if any, and any rights or options exercisable or convertible therefor, are collectively referred to herein as the “Senior Securities.” The Series B Preferred shall rank on parity with the Series A Convertible Preferred Stock.

3. Liquidation Preference. In the event of any Liquidation, whether voluntary or involuntary, distributions shall be made to the holders of the Series B Preferred in the following manner:

(a) Preference. After payment of all amounts due to the holders of Senior Securities, if any, and before payment of any amount to the holders of Junior Securities, each holder of Series B Preferred shall be entitled to receive, from the assets of the Corporation available for distribution to holders of its securities, an amount equal the Liquidation Value of each share of Series B Preferred held thereby. If, upon the occurrence of a Liquidation, the assets and funds available for distribution among the holders of the Series B Preferred shall be insufficient to permit the payment in full of the Liquidation Value of all of the outstanding Series B Preferred and all of the outstanding Parity Securities, if any, then the entire assets and funds of the Corporation so available after payment of all amounts due to holders of Senior Securities, if any, and before payment of any amount to the holders of Junior Securities shall be distributed ratably in respect of the Series B Preferred and such Parity Securities based upon the relative aggregate liquidation values of such securities. To illustrate the preceding sentence, if subsequent to the date hereof, shares of Series C Preferred Stock are issued as a Parity Security, and the Series B Preferred and such Series C Preferred Stock are the only series of Parity Securities outstanding at the time of the Liquidation, and the aggregate Liquidation Values of all shares of Series B Preferred is $2,000 and the aggregate liquidation values of all shares of Series C Preferred Stock is $500, and if the Corporation has $500 available for distribution, then each holder of Series B Preferred shall be entitled to receive its pro rata share of $400, and each holder of Series C Preferred Stock shall be entitled to receive its pro rata share of $100.

(b) Valuation of Securities and Property. The Corporation may only distribute assets other than cash to holders of the Series B Preferred in connection with any Liquidation, on the prior written consent of the holders of a majority of the Series B Preferred, and in such case, the value of the assets to be distributed to the holders of Series B Preferred shall be the fair market value of such assets.

(c) Notice. At least 30 days prior to the occurrence of any Liquidation, the Corporation shall furnish to each holder of Series B Preferred notice of such Liquidation, together with a certificate prepared by the chief financial officer of the Corporation describing the facts of such Liquidation and stating in reasonable detail (i) the estimated amount(s) per share of Series B Preferred that such holder would receive pursuant to this Section 4 in connection with such Liquidation and (ii) by comparison, the amount the holder of each share of Common Stock would receive, assuming for purposes of such calculation that no holder of Capital Stock converts same to Common Stock at or prior to the effectiveness of such Liquidation.

4. Conversion.

(a) Automatic Conversion. Upon approval by the Corporation’s stockholders of the conversion of the outstanding shares of Series B Preferred Stock into Common Stock, each share of the Series B Preferred shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Series B Conversion Price (the “Series B Conversion Ratio”) in effect at the time of conversion. The Series B Conversion Price is $1.402 per share of Common Stock (the “Series B Conversion Price”) and shall be subject to adjustment as hereinafter provided.

Upon the occurrence of such automatic conversion of the Series B Preferred, the holders of the Series B Preferred shall surrender the certificates representing such shares, if any have been issued, at the office of the Corporation or of any transfer agent for the Series B Preferred. Thereupon there shall be issued and delivered to such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates and stock records of the Corporation, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred surrendered were convertible on the date on which said automatic conversion occurred.

(b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred and the number of shares of Common Stock to be issued upon such conversion shall be rounded down to the nearest whole share. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Preferred, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the fractional interest of the Series B Conversion Price on the Conversion Date.

(c) Adjustments.

(i) Adjustments for Dividends, Distributions, Subdivisions, Combinations or Consolidation of Common Stock.

(A) Stock Dividends, Distributions or Subdivisions. In the event the Corporation shall issue additional shares of Common Stock pursuant to a stock dividend, stock distribution or subdivision on shares of Common Stock, the Series B Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall concurrently with such stock dividend, stock distribution or subdivision, be proportionately decreased.

(B) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series B Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(ii) Adjustment for Reorganizations. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a Liquidation, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4) or a merger or consolidation of the Corporation with or into another company or the sale of all or substantially all of the Corporation’s properties and assets to any other person, provision shall be made so that the holders of the Series B Preferred shall thereafter be entitled to receive upon conversion of the Series B Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock would have been entitled on such reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series B Preferred after the reorganization to the end that the provisions of this Section 4 (including adjustment of the Series B Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred) shall be applicable after that event as nearly equivalently as may be practicable.

(d) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation, merger, consolidation, reorganization or otherwise, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred against impairment.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Series B Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series B Preferred (as the case may be).

5. Conversion Restriction. Notwithstanding anything to the contrary set forth in Section 4 of this Certificate of Designation, at no time may the Series B Preferred be converted if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock owned by such holder at such time, when aggregated with all other shares of Common Stock owned by such holder at such time, result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock outstanding at such time.

6. No Voting Rights. The Series B Preferred shall have no voting rights except as required pursuant to the DGCL.

7. Definitions. As used herein, the following terms shall have the following meanings assigned to them:

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

“Capital Stock” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), and any and all warrants, options, or other rights to purchase or acquire any of the foregoing.

“Certificate of Designation” means this Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock.

“Change of Control” means the consummation of (i) the transfer (in one or a series of related transactions) of 50% or more of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to a Person or a group of Persons acting in concert, (ii) except for transfer or issuances to officers and directors of the Corporation, the transfer or issuance (in one or a series of related transactions) of securities of the Corporation to one Person or a group of Persons acting in concert, or (iii) an amalgamation, merger, consolidation, reorganization or similar transaction involving the Corporation, provided that, in the case of clauses (ii) and (iii) above, under circumstances in which immediately following such transaction, a Person or group of Persons collectively own a majority in voting power of the then outstanding voting power or equity securities, other than a Person or group of Persons who holds a majority interest as of the date hereof, and in each of cases (i) through (iii) above, to the extent approved by the Corporation’s Board of Directors. A sale (or multiple related sales) of one or more Subsidiaries of the Corporation (whether by way of amalgamation, merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes 50% or more of the consolidated assets of the Corporation, to the extent approved by the Board of Directors of the Corporation and/or such Subsidiary, will be deemed a “Change of Control.”

“Liquidation” means (i) the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or (ii) a Change of Control.

“Liquidation Value” means, with respect to each share of Series B Preferred (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations) the Original Issue Price of such share.

“Original Issue Price” means $5,376.384 (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations with respect to such Series B Preferred).

“Person” means any natural person, limited liability company, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof

“Preferred Stock” means the authorized Preferred Stock of the Corporation.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate, and caused it to be filed, on behalf of the Corporation as of [__________], 2020, the date of filing.

iFRESH INC.

By:
Name:	Long Deng
Title:	President